Exhibit 99.1

Perma-Fix Reports Third Quarter 2026 Results, with Sequential Growth of 39% in Revenue and 25% in Treatment Backlog from Second Quarter 2026

Treatment backlog of $19.6 million, up approximately 65% from year-end 2025

Perma-Fix Northwest now receiving both liquid effluent and dry waste from the Direct-Feed Low-Activity Waste (DFLAW) facility

Services Segment revenue up 46% year over year, with gross margin improving to 12.2% from 6.7% and positive segment operating income

ATLANTA – November 5, 2026 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the third quarter ended September 30, 2026.

Mark Duff, President and Chief Executive Officer of Perma-Fix, commented, “Our third quarter results reflect meaningful improvement over the first half of the year. Revenue increased 39% sequentially from second quarter of 2026, consolidated gross profit returned to positive territory and our net loss decreased from the second quarter. Results were held back by customer-directed changes in treatment protocols on a Hanford-related waste stream, which required performance testing and final approvals that were not provided until late August. Processing did not reach full operations until September, pushing revenue out of the quarter. We also took temporary downtime during the quarter to upgrade the thermal treatment systems at our Florida and Kingston facilities. Those upgrades were completed in September and are now supporting the large backlog of waste receipts we built over the summer. Treatment backlog grew approximately 25% during the quarter to $19.6 million, and the price increases we began implementing in August are also starting to be reflected in new backlog.

“At Hanford, Perma-Fix Northwest continues to receive liquid effluent from the U.S. Department of Energy’s (DOE) DFLAW facility and has begun receiving DFLAW dry waste, and we expect both to increase as DFLAW ramps up to higher production levels. DOE’s 2023 amended Record of Decision identified Perma-Fix Northwest to treat effluent waste from DFLAW operations, on an interim basis expected to last approximately 10 years. Beyond DFLAW, the Company is one of three contractors awarded a Master Indefinite Delivery/Indefinite Quantity (IDIQ) Subcontract by Hanford Tank Waste Operations & Closure, LLC (“H2C”), DOE’s prime contractor for tank waste operations and closure at the Hanford Site, for the treatment of certain Hanford waste streams. The Master IDIQ contemplates potential treatment of up to approximately 50 million gallons of waste through 2041, with an aggregate procurement ceiling of approximately $4.4 billion. These amounts represent overall procurement ceilings shared among the three IDIQ contract holders and do not represent amounts awarded or committed to the Company. The Company will compete for individual task orders issued under the Master IDIQ, and, while there can be no assurance as to the number, size or timing of task orders that may be awarded to the Company, we believe that our investments have positioned us to support increasing Hanford-related activity and to compete for task orders under DOE’s tank waste program. We are advancing facility upgrades to expand our grouting capacity to support that work. Among the three Master IDIQ Subcontract holders, we are the only one with a facility located adjacent to the Hanford Site, and waste treated under the subcontract would leave Perma-Fix Northwest as a stabilized, grouted solid shipped out of state by rail.

“Our Services Segment continued to grow, with revenue up 46% year over year, gross margin improving to 12.2% and the segment generating operating income. Our PFAS (Per- and polyfluoroalkyl) destruction business saw increased sales and receipts compared with the first half of the year. Our Gen 2.0 PFAS destruction unit is expected to begin commissioning in the fourth quarter of 2026, with operations anticipated to commence during the first half of 2027. The State of Florida enacted legislation this year phasing out PFAS-containing firefighting foam, subject to specified exceptions, which we expect to support continued demand for PFAS destruction. With a growing backlog, new pricing taking effect and DFLAW volumes increasing, we believe Perma-Fix is positioned for improved results in the coming year.”

Financial Results

Revenue for the third quarter of 2026 was approximately $17.9 million, compared to $17.5 million for the same period in 2025. The increase was attributable entirely to higher revenue within the Services Segment, which increased to approximately $6.3 million for the three months ended September 30, 2026, from approximately $4.4 million for the corresponding period of 2025, primarily due to increased project activity, including projects awarded since the beginning of 2026. Revenue within the Treatment Segment decreased to approximately $11.6 million for the three months ended September 30, 2026, from $13.1 million for the corresponding period of 2025. The decrease was primarily attributable to lower waste volumes processed, due in part to customer-directed changes in treatment protocols that delayed until September 2026 the processing of shipments of a certain Hanford-related waste stream received beginning in the second quarter of 2026 under the DOE Hanford program.

Gross profit for the third quarter of 2026 was $552,000 versus gross profit of $2.6 million for the third quarter of 2025. Services Segment gross profit increased by approximately $486,000, and gross margin improved to 12.2% from 6.7% in the prior-year period, primarily due to higher revenue and a more favorable mix of projects performed. Treatment Segment had a gross loss of $225,000 for the quarter ended September 30, 2026, as compared to a gross profit of approximately $2.3 million for the same period of 2025. The decline in gross profit of approximately $2.5 million and in gross margin to (1.9%) from 17.3% was primarily due to lower revenue resulting from reduced waste volumes and higher fixed operating costs, which were spread over a lower revenue base, further adversely impacting gross margin.

Loss from operations was approximately $3.7 million for the third quarter of 2026 versus loss from operations of $1.9 million for the third quarter of 2025. Net loss for the third quarter of 2026 was approximately $3.5 million or ($0.16) per basic share as compared to net loss of approximately $1.8 million or ($0.10) per basic share for the third quarter of 2025.

Our Quarterly Report on Form 10-Q for the period ended September 30, 2026 discloses that our recurring operating losses and negative operating cash flows continue to raise substantial doubt about our ability to continue as a going concern. Although our May 2026 public equity offering strengthened our liquidity position, continued operating losses since the offering and significant capital expenditures made during 2026 have reduced our liquidity. At September 30, 2026, we had approximately $19.9 million of PNC Liquidity, which consisted of approxiatmely $5.5 million of borrowing availability under our revolving credit facility and approximately $14.3 million in cash held in our money market deposit account with our lender. In August 2026, we extended the maturity of our PNC credit facility from May 2027 to May 2030, among other amendments. We expect to fund our operations during the assessment period with our existing liquidity, anticipated operating cash flows, and borrowing availability. However, management concluded that substantial doubt has not been alleviated because the successful execution of our plans depends, in part, on the timing and volume of government-directed waste shipments and project activity, which remain subject to factors outside our control.

The Company reported EBITDA of ($3.1) million from continuing operations for the quarter ended September 30, 2026, as compared to EBITDA of ($1.5) million from continuing operations for the same period of 2025. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to GAAP numbers for loss from continuing operations for the three and nine months ended September 30, 2026, and 2025.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2026	2025	2026	2025
Loss from continuing operations	$(3,408)	$(1,762)	$(17,046)	$(7,844)

Adjustments:
Depreciation & amortization	495	426	1,469	1,299
Interest income	(240)	(266)	(624)	(901)
Interest expense	80	116	213	351
Interest expense - financing fees	16	22	59	63
Income tax expense	—	—	—	—

EBITDA	$(3,057)	$(1,464)	$(15,929)	$(7,032)

The tables below present certain financial information for the business segments, which excludes allocation of corporate expenses.

	Three Months Ended		Nine Months Ended
	September 30, 2026		September 30, 2026
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$11,601	$6,347	$27,768	$14,191
Gross (loss) profit	(225)	777	(5,711)	878
(Loss) income from operations	(1,722)	201	(10,351)	(927)

	Three Months Ended		Nine Months Ended
	September 30, 2025		September 30, 2025
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$13,114	$4,340	$33,696	$12,263
Gross profit	2,266	291	4,082	679
Income (loss) from operations	672	(457)	(740)	(1,650)

Conference Call

Perma-Fix will host a conference call at 10:00 a.m. ET on Thursday, November 5, 2026. The call will be available on the Company’s website at https://ir.perma-fix.com/conference-calls, or by calling 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers, and by entering access code: 253188. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through Thursday, November 19, 2026, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code: 54752.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, U.S. Department of War (DOW), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, demolition, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOW, and commercial facilities nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: improved results in the coming year; realization of Treatment Segment backlog; the timing and effect of pricing changes; processing of the Hanford-related waste stream delayed by customer-directed changes in treatment protocols; continued and increasing receipts of DFLAW-related liquid effluent and dry waste streams; the treatment of secondary waste at Perma-Fix Northwest under DOE’s 2023 amended Record of Decision and the duration of that arrangement; DOE’s 200 West Area tank waste program and our ability to compete for task orders under the Master IDIQ Subcontract; facility upgrades to expand our grouting capacity; the issuance, number, size and timing of task orders under the Master IDIQ Subcontract, if any; continued growth of the Services Segment; growth in PFAS sales and receipts; the effect of state legislation phasing out PFAS-containing firefighting foam on demand for PFAS destruction; commissioning of the Gen 2.0 PFAS destruction unit; and ability to continue to operate as a going concern. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; acceptance of our PFAS destruction technology by the public; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Congress fails to provide funding for the DOW’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; the failure of H2C or DOE to issue task orders to the Company under the Master IDIQ Subcontract, or to issue them in the quantities or on the timing anticipated; competition from the other holders of Master IDIQ Subcontracts under the same procurement; the fact that identification of our facility in DOE planning or public materials does not constitute a contract, an award, or a commitment of any waste volumes; inability to be awarded any portion of DOE’s East Side or West Side tank waste grouting programs; failure or delay in obtaining approval from the Washington State Department of Ecology to expand our grouting permit capacity; delays or increased costs in completing the facility upgrades required to achieve expanded capacity; the fact that DOE’s proposed permit modifications remain subject to regulatory approval; opposition from state or regional regulators, governmental bodies, tribes or other stakeholders to the grouting or offsite transport and disposal of Hanford tank waste; litigation or administrative challenges to DOE’s tank waste treatment approach; changes in DOE’s treatment strategy, priorities or plans, or in the volumes, timing, composition or pricing of waste actually shipped to our facilities; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2025 Form 10-K and Form 10-Qs for quarters ended March 31, 2026, June 30, 2026 and September 30, 2026. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1020

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2026	2025	2026	2025

Net revenues	$17,948	$17,454	$41,959	$45,959
Cost of goods sold	17,396	14,897	46,792	41,198
Gross profit (loss)	552	2,557	(4,833)	4,761

Selling, general and administrative expenses	3,998	4,083	12,047	12,228
Research and development	225	342	781	1,037
(Gain) loss on disposal of property and equipment	(5)	4	(5)	(2)
Loss from operations	(3,666)	(1,872)	(17,656)	(8,502)

Other income (expense):
Interest income	240	266	624	901
Interest expense	(80)	(116)	(213)	(351)
Interest expense-financing fees	(16)	(22)	(59)	(63)
Other	114	(18)	258	171
Loss from continuing operations before taxes	(3,408)	(1,762)	(17,046)	(7,844)
Income tax expense	—	—	—	—
Loss from continuing operations, net of taxes	(3,408)	(1,762)	(17,046)	(7,844)

Loss from discontinued operations, net of taxes	(54)	(73)	(103)	(280)
Net loss	$(3,462)	$(1,835)	$(17,149)	$(8,124)

Net loss per common share - basic and diluted:
Continuing operations	$(.16)	$(.10)	$(.86)	$(.43)
Discontinued operations	—	—	(.01)	(.02)
Net loss per common share	$(.16)	$(.10)	$(.86)	$(.44)

Weighted average number of common shares used in computing net loss per share:
Basic	21,218	18,472	19,877	18,448
Diluted	21,218	18,472	19,877	18,448

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2026	2025

ASSETS
Current assets:
Cash	$14,743	$11,768
Account receivable, net of allowance for credit losses of $55 and $309, respectively	10,278	11,228
Unbilled receivables	11,898	8,781
Other current assets	6,881	4,534
Assets of discontinued operations included in current assets	105	60
Total current assets	43,905	36,371

Net property and equipment	30,336	24,600
Property and equipment of discontinued operations	146	146
Operating lease right-of-use assets	1,183	1,445
Intangibles and other assets	26,871	25,472
Total assets	$102,441	$88,034

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$31,227	$22,298
Current liabilities related to discontinued operations	1,284	270
Total current liabilities	32,511	22,568

Long-term liabilities	12,233	11,729
Long-term liabilities related to discontinued operations	2,472	3,598
Total liabilities	47,216	37,895
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized,21,226,930 and 18,525,823 shares issued, respectively; 21,219,288 and 18,518,181 shares outstanding, respectively	21	18
Additional paid-in capital	183,320	161,057
Accumulated deficit	(127,863)	(110,714)
Accumulated other comprehensive loss	(165)	(134)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total stockholders’ equity	55,225	50,139

Total liabilities and stockholders’ equity	$102,441	$88,034